Exhibit 23.1

CONSENT OF  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 and related prospectuses (Registration Nos. 333-138808, 333-133664, 333-125014, 333-115316 and 333-108380) and on Form S-8 (Registration Nos. 333-134524, 333-125823, 333-116276, 333-91544, 333-64166, 333-90489 and 333-42803) of VCampus Corporation of our report dated April 11, 2007 with respect to the 2004, 2005 and 2006 financial statements and schedule of VCampus Corporation included in this Annual Report (Form 10-K).

/s/ Reznick Group, P.C.

Vienna, VA
April 11, 2007